UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 2, 2012
US HIGHLAND, INC.
(Exact name of registrant as specified in its charter)
Oklahoma	333-139685	73-1556790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1411 North 105th East Avenue, Tulsa, OK		74116
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(918) 827-5254

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

Effective July 2, 2012, we entered into settlement agreements and general mutual releases with for the issuance of an aggregate of 58,888,891 shares of our common stock at a deemed price of approximately $0.045 per share to settle debt owed, in the amount of $2,650,000, for cash investments made into our company by several investors.

Item 3.02	Unregistered Sales of Equity Securities

Effective July 2, 2012, we issued an aggregate of 58,889,891 shares of common stock of our company to 14 subscribers at a deemed price of approximately $0.045 per share pursuant to settlement agreements and general mutual releases with 14 investors.

The securities were issued to 14 non-US persons (as that term is defined in Regulation S of the Securities Act of 1933), in offshore transactions relying on Regulation S of the Securities Act of 1933.

  Item 5.01               Changes in Control of Registrant.

As a result of the issuance of equity securities Craigstone Ltd. has acquired 22,666,667 shares of our common stock, constituting approximately 37.6 percent of our issued and outstanding voting securities.  Mr. Kenneth Ciapala has voting and dispositive control over securities owned by Craigstone Ltd.  There are no family relationships among Mr. Ciapala and any director or officer of our company.

Prior to the issuance of common shares to Craigstone Limited, no shareholder held direct or beneficial ownership of 20% or more of our voting securities.

Item 9.01	Financial Statements and Exhibits
10.1	Form of Settlement Agreement and General Mutual Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US HIGHLAND, INC.
/s/ John R. Fitzpatrick, III
John R. Fitzpatrick, III
President, Chief Executive Officer, Chief Financial Officer and Director

Date:	October 15, 2012